Analyst/Investors, please contact:
Jim Recob, Iomega Corporation, (801) 332-4430 recob@iomega.com

Media please contact:
Chris Romoser, Iomega Corporation, (858) 795-7148 romoser@iomega.com

FOR IMMEDIATE RELEASE

Iomega Appoints Ernst & Young as Auditor

SAN DIEGO, March 21, 2002 – Iomega Corporation (NYSE: IOM) announced today that its Board of Directors has appointed Ernst & Young LLP as the Company’s independent auditors for 2002. The appointment of Ernst & Young was made after an in-depth review by Company management of a number of top-ranked public accounting firms. The final selection was conducted by the Audit Committee of the Company’s Board of Directors.

Prior to the selection of Ernst & Young, Arthur Andersen LLP had served as Iomega’s independent auditors. The decision to change auditors was not the result of any disagreement between Iomega and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. Arthur Andersen has provided excellent services as independent auditors to Iomega since 1980 and Iomega has valued its relationship with the firm.

About Iomega
Iomega Corporation is a global solution provider in protecting and securing critical data. Iomega’s award-winning storage products include the popular Zip® 100MB and 250MB drives, the high-performance Peerless™ drive system with 10GB and 20GB disks, and external CD-RW drives. Iomega QuikSync™ automatic backup software and HotBurn™ CD-recording software simplify data protection and sharing at home and in the workplace. For networks, Iomega’s new line of NAS servers will offer capacities of 120GB to 480GB. Iomega products help people capture, share, protect and secure their digital valuables. The Company can be reached at 1-888-4-IOMEGA (888-446-6342), or on the Web at http://www.iomega.com.

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Copyright© 2002 Iomega Corporation. All rights reserved. Iomega, Zip, Peerless, Predator, DataSafe, QuikSync, HotBurn, LifeWorks and ioLink are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.